Exhibit 10.1

RELEASE AGREEMENT

This Release Agreement is between David S. Haffner (“Executive”) and Leggett & Platt, Incorporated, its officers, agents, assigns, subsidiaries, affiliates, successors, employees, and members of the Board of Directors, both in their representative and individual capacities (jointly, “Employer”).

WHEREAS, pursuant to an Employment Agreement between Executive and Employer dated March 1, 2013 (the “Employment Agreement”), Executive served through December 31, 2015, as a Director and Officer of Employer.

WHEREAS, on August 15, 2015, Employer provided notice of termination without cause pursuant to Executive’s employment, with Executive’s last day worked to be December 31, 2015, and the parties desire to be on good terms and without any continuing disputes or litigation between them;

NOW, THEREFORE, for good and valuable consideration, Executive and Employer agree as follows:

1. Employer Payments and Benefits. Executive’s separation from service will be characterized as a termination without Cause, as provided in Section 8.2 of the Employment Agreement. Employer agrees to the following:

a.	Employer will provide Executive with the payments and benefits pursuant to Section 8.2 of the Employment Agreement.

b.	During the non-compete period referenced in Section 2 below, Employer agrees to provide medical plan coverage to the Executive and his spouse as described in Section 11 of the Employment Agreement.

2. Non-Competition, Solicitation or Interference, and Confidentiality. Executive agrees as follows:

a.	Non-Compete. Executive agrees that he continues to be bound by the terms of the non-compete provisions contained in Section 11 of the Employment Agreement, which will continue through December 31, 2017.

b.	Confidentiality. Executive agrees that he continues to be bound by the Employee Invention, Confidentiality, Non-Solicitation and Non-Interference Agreement between the Company and the Executive dated May 14, 2009, as referenced in Section 10 of the Employment Agreement. Nothing in this Agreement (or any agreement referenced herein) prohibits Executive from reporting possible violations of law or regulation to any governmental agency or entity, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Executive does not need the prior authorization of Employer to make any such reports or disclosures and Executive is not required to notify Employer that he has made such reports or disclosures.

c.

Remedy. In the event of a breach of this Section 2 by Executive, Employer’s obligation to make payments or provide any other consideration hereunder shall cease immediately, and Employer may seek specific performance of Executive’s obligations hereunder, seek recovery of any payments that have already been made to Executive hereunder plus compensatory and other damages, or seek any combination of equitable relief and damages that is permissible under applicable law. Executive further agrees that any breach or threatened breach of this Section 2 will cause irreparable injury to Employer, and that money damages alone will not provide an adequate remedy to Employer.

3. Release of Liability and Waiver. Executive, for himself and his successors and assigns, does hereby release and discharge Employer of and from all claims, actions, and liabilities arising from, under or by reason of or related to Executive’s employment with Employer. Executive expressly acknowledges that the claims the Executive is releasing include, without limitation, all claims arising under the common law and/or under federal, state or local statute, law, ordinance, or regulation, or cause of action pertaining to employment discrimination, whether based on race, color, religion, sex, or national origin (Title VII), age (Age Discrimination in Employment Act and Older Workers’ Benefits Protection Act), disability (Americans With Disabilities Act), political affiliation, veteran status, marital status, the Family and Medical Leave Act, and the Fair Labor Standards Act.

Executive agrees that, subject to Employer’s compliance with this Release Agreement, he is hereby waiving his right to any money damages or equitable relief as a result of the filing of any complaints or lawsuits against Employer at any time hereafter with respect to any matter that is contemplated by this Release Agreement.

4. Cooperation. Executive agrees to cooperate with Employer concerning any matters arising either before or after his termination date for which he has material relevant information, provided that Employer shall reimburse the Executive for his reasonable out-of-pocket costs and expenses of furnishing such cooperation. “Cooperate” or “cooperation” means that Executive shall cooperate as reasonably necessary to provide truthful information and testimony concerning the business of Employer, including preserving and providing documents and other materials or information in his possession as may be necessary to respond to any claims against or brought on behalf of Employer. Executive agrees to make himself available to Employer or Employer’s counsel for investigations of facts, responding to discovery requests and motions, preparation for and attendance at depositions, hearings, and trials, giving of truthful testimony and affidavits, and as otherwise necessary for the ethical and reasonable conduct of the prosecution or defense of such claims.

5. Governing Law and Jurisdiction. This Agreement is entered into and accepted in Jasper County, Missouri. This Agreement shall be construed under and in accordance with the substantive law of the state of Missouri. The parties irrevocably submit to the exclusive jurisdiction of the Circuit Court for Jasper County, Missouri or the United States District Court for the Western District of Missouri in any action or proceeding arising out of or relating to this Agreement or Executive’s employment with Employer.

6. Severability and Modification. Should any provision of this Agreement be declared or be determined by any Court of competent jurisdiction to be illegal, invalid, or unenforceable, the legality, validity and enforceability of the remaining provisions shall not be affected thereby. While the parties agree that the restrictions imposed in this Agreement are reasonable and necessary to protect the legitimate interest of Employer, if any provision of this Release Agreement should later be determined to be invalid or unenforceable to any extent, the parties agree that the remainder of this Agreement shall not be affected and shall be enforced to the greatest extent provided by law.

7. Entire Agreement. Executive agrees that he is bound by the following agreements currently in effect: (1) Employee Invention, Confidentiality, Non-Solicitation and Non-Interference Agreement dated May 14, 2009; (2) Terms and Conditions of Non-Qualified Stock Options; (3) Performance Stock Unit Terms and Conditions; (4) Profitable Growth Incentive Terms and Conditions; (5) Restricted Stock Unit Terms and Conditions; (6) Deferred Compensation Program; (7) Executive Stock Unit Program; (8) Executive Deferred Stock Program; (9) Stock Bonus Plan; (10) Leggett & Platt Retirement Plan; (11) Key Officers Incentive Plan; and (12) through December 31, 2015, the Employment Agreement, and, thereafter, Sections 10 and 11 of the Employment Agreement, pursuant to their terms. All of these agreements are specifically incorporated herein and continue to be fully enforceable in accordance with their terms. Except for these and other agreements specifically incorporated or referenced herein, this Agreement sets forth the entire agreement between the parties as to the subject matter contained herein. Notwithstanding the foregoing, the Executive understands that any agreements signed by the Executive to which Employer is party, a successor, or an assign concerning non-disclosure of confidential information, non-competition, non-solicitation, loan repayment, ownership of inventions or intellectual property, equity or stock plans, or the like, are not superseded by this Agreement. Rather, the terms of such agreements are incorporated herein by reference and, to the extent such agreements impose upon the Executive additional and/or broader obligations than contained herein, such terms and conditions will be controlling.

8. Opportunity to Consider Release. Executive expressly acknowledges that Employer has advised him that he may take up to twenty-one (21) days in which to review the terms of this Agreement. Executive also understands he does not have to wait twenty-one (21) days to accept the Agreement, and if he signs and returns this Agreement before the twenty-one (21) days have passed, the seven (7) day revocation period described below will begin upon signing. Executive also acknowledges that Employer has encouraged and given him the opportunity to discuss all aspects of the Agreement with his attorney before signing.

9. Time for Revocation. Executive understands that following his execution of this Agreement, he may revoke his acceptance of this Agreement for a period of seven (7) calendar days after executing this Agreement, by sending a written notice to John G. Moore, Chief Legal Officer and Secretary of Leggett & Platt, Incorporated, via regular mail at P.O. Box 757, Carthage, Missouri 64836, via fax to (417) 358-8449, or via email to john.moore@leggett.com. Executive also understands that this Agreement does not become effective or enforceable until the revocation period has expired and Executive has not exercised his right of revocation.

[Signature page follows.]

PLEASE READ CAREFULLY. YOU ARE GIVING UP THE RIGHT TO RECOVER ANY MONETARY DAMAGES OR OTHER RELIEF ARISING FROM ANY KNOWN AND UNKNOWN LEGAL CLAIMS THAT YOU HAVE AGAINST LEGGETT & PLATT, INCORPORATED BY SIGNING THIS AGREEMENT.

EXECUTED as of this 31st day of December, 2015.

/s/ David S. Haffner
David S. Haffner
“Executive”

EXECUTED as of this 31st day of December, 2015.

Leggett & Platt, Incorporated

“Employer”

By:	/s/ John G. Moore
John G. Moore
Senior Vice President – Chief Legal and HR Officer and Secretary

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